Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
CPEX Pharmaceuticals, Inc.
at
$16.00 Net Per Share
by
RSR Acquisition Company
A Wholly-owned Subsidiary of
Shelter Bay Holdings, LLC
Wholly-owned and Controlled by Richard S. Rofé

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY,
MAY 24, 2010, UNLESS THE OFFER IS EXTENDED.

RSR ACQUISITION COMPANY, A DELAWARE CORPORATION (THE “PURCHASER”) WHICH IS A WHOLLY-OWNED SUBSIDIARY OF SHELTER BAY HOLDINGS, LLC, A NEW YORK LIMITED LIABILITY COMPANY (“SHELTER BAY”) WHICH IS WHOLLY-OWNED AND CONTROLLED BY RICHARD S. ROFÉ, IS OFFERING TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, THE “SHARES”), OF CPEX PHARMACEUTICALS, INC. (“CPEX”) THAT ARE NOT ALREADY OWNED BY SHELTER BAY AND ITS SUBSIDIARIES AT A PRICE OF $16.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT ACCOMPANIES THIS OFFER TO PURCHASE (THE “LETTER OF TRANSMITTAL”).

THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE) IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY SHELTER BAY AND ITS SUBSIDIARIES (INCLUDING THE PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) CPEX’S BOARD OF DIRECTORS REDEEMING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER OF CPEX AND THE PURCHASER (OR ONE OF ITS OR SHELTER BAY’S SUBSIDIARIES) AS DESCRIBED HEREIN (THE “PROPOSED MERGER”), (III) CPEX’S BOARD OF DIRECTORS HAVING APPROVED THE OFFER AND THE PROPOSED MERGER UNDER SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”) OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT SECTION 203 OF THE DGCL IS INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (IV) THE PURCHASER ENTERING INTO A DEFINITIVE AGREEMENT REGARDING FINANCING TO COMPLETE THE PURCHASE OF ALL OF THE OUTSTANDING SHARES, (V) THE WAITING PERIOD, IF ANY, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES UNDER THIS OFFER, HAVING EXPIRED OR BEEN TERMINATED AS DESCRIBED HEREIN AND (VI) CPEX NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING THE PURCHASER’S OR SHELTER BAY’S ABILITY TO ACQUIRE CPEX OR OTHERWISE DIMINISHING THE EXPECTED VALUE TO SHELTER BAY OF THE ACQUISITION OF CPEX.

SHELTER BAY, MR. ROFÉ AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH CPEX. SUBJECT TO APPLICABLE LAW, SHELTER BAY, MR. ROFÉ AND THE PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER

OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER), INCLUDING UPON ENTERING INTO A MERGER AGREEMENT WITH CPEX, OR TO NEGOTIATE A MERGER AGREEMENT WITH CPEX NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY SHELTER BAY, THE PURCHASER AND CPEX.

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH ANY PROXY SOLICITATION OR OTHERWISE. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

The Proxy Advisory Group, LLC®

April 22, 2010

IMPORTANT

Any stockholder of CPEX desiring to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Deutsche Bank Trust Company Americas, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer – Section 3 – Book-Entry Transfer” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred stock purchase rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated preferred stock purchase rights. If the Distribution Date (as defined in “The Offer – Section 8 – Preferred Stock Purchase Rights”) occurs, stockholders will be required to tender one associated preferred stock purchase right for each Share tendered in order to effect a valid tender of such Share.

Any stockholder who desires to tender Shares and whose certificates representing such Shares (and/or, if applicable, associated preferred stock purchase rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer – Section 3 – Guaranteed Delivery”.

Questions and requests for assistance may be directed to The Proxy Advisory Group, LLC® at its telephone number or address set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

TABLE OF CONTENTS

SUMMARY TERM SHEET		5
INTRODUCTION		10
THE OFFER		12
1.	Terms of the Offer	12
2.	Acceptance for Payment and Payment for Shares	13
3.	Procedure for Tendering Shares	14
4.	Withdrawal Rights	16
5.	U.S. Federal Income Tax Consequences	17
6.	Price Range of Shares; Dividends	19
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations	19
8.	Certain Information Concerning CPEX	20
9.	Certain Information Concerning the Purchaser and Shelter Bay	22
10.	Source and Amount of Funds	25
11.	Background of the Offer; Other Transactions with CPEX	26
12.	Purpose of the Offer; Plans for CPEX; Statutory Requirements; Approval of the Merger	29
13.	Dividends and Distributions	32
14.	Conditions of the Offer	32
15.	Certain Legal Matters; Regulatory Approvals	35
16.	Fees and Expenses	38
17.	Miscellaneous	38

SCHEDULES
Schedule I – Managers, Directors and Executive Officers of Shelter Bay and the Purchaser

SUMMARY TERM SHEET

RSR Acquisition Company, a wholly-owned subsidiary of Shelter Bay, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of CPEX (together with the associated preferred stock purchase rights) for $16.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as a CPEX stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is RSR Acquisition Company. We are a Delaware corporation formed for the purpose of holding shares of common stock of CPEX and making this tender offer for all of the remaining common stock of CPEX. We are a wholly-owned subsidiary of Shelter Bay Holdings, LLC, a New York limited liability company which is wholly-owned and controlled by Richard S. Rofé. See “The Offer – Section 9”.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.01 per share, and the associated preferred stock purchase rights, of CPEX. We refer to one share of CPEX common stock, together with the associated preferred stock purchase right, as a “share” or “Share”. See “Introduction”.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $16.00 per Share net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction”.

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately all of the common stock of, CPEX. See “The Offer – Section 12”.

Do you have the financial resources to pay for the Shares?

We will need approximately $42.56 million to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses. Richard S. Rofé, the managing member and sole member of Shelter Bay, has entered into a commitment letter with Cowen Healthcare Royalty Partners, L.P. (“Cowen”) pursuant to which Cowen has committed to provide financing to Richard S. Rofé and his affiliates in the aggregate amount of $40.0 million (“Cowen Financing”) in connection with the purchase of all outstanding Shares pursuant to the Offer. The remainder of the funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by an equity contribution from Mr. Rofé to the Purchaser.  Mr. Rofé will use his personal funds to make the required equity contribution.  Mr. Rofé’s liquid net worth is in excess of the equity contribution needed to make up the difference between the aggregate purchase price for all Shares in the Offer (together with all anticipated expenses of the Offer) and the $40 million to be provided pursuant to the Cowen Financing.  The Offer is conditioned on the Purchaser entering into a definitive agreement with Cowen regarding the Cowen Financing to complete the purchase of all of the outstanding Shares.  See “The Offer – Section 10” and “– Section 14”.

Is your financial condition relevant to my decision to tender in the Offer?

Because the form of payment consists solely of cash and we have a commitment letter with Cowen related to the Cowen Financing and Mr. Rofé will make an equity contribution to the Purchaser, we do not think our financial condition is material to your decision whether to tender in the Offer.

What does the Board of Directors of CPEX think of the Offer?

On May 6, 2010, CPEX issued a press release in which it stated that its board of directors unanimously recommended that CPEX stockholders reject the Offer made by the Purchaser on April 22, 2010 to acquire CPEX for a purchase price in cash of $16.00 per Share and not tender their Shares in the Offer and withdraw any previously tendered Shares. See “Introduction”.

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City Time, on Monday, May 24, 2010. We may, in our sole discretion, extend the Offer from time to time for any reason. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City Time, on the next business day after the date the Offer was scheduled to expire. See “The Offer – Section 1”.

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer – Section 1”.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares, which, together with the Shares then owned by Shelter Bay and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis, (ii) CPEX’s Board of Directors redeeming the associated preferred stock purchase rights or our being satisfied, in our reasonable discretion, that the rights have been invalidated or are otherwise inapplicable to the Offer and the merger of CPEX and us (or one of our or Shelter Bay’s subsidiaries) as described herein, (iii) CPEX’s Board of Directors having approved the Offer and the Proposed Merger under Section 203 of the Delaware General Corporation Law or our being satisfied, in our reasonable discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger, (iv) the Purchaser entering into a definitive agreement with Cowen regarding the Cowen Financing to complete the purchase of all of the outstanding Shares, (v) the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares under this Offer having expired or been terminated as described herein and (vi) CPEX not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s, Shelter Bay’s or Mr. Rofé’s ability to acquire CPEX or otherwise diminishing the expected value to Shelter Bay of the acquisition of CPEX. See “The Offer – Section 14”.

Do you intend to undertake a proxy solicitation to replace some or all of CPEX’s directors with your nominees for directors?

Pursuant to the CPEX Amended and Restated Bylaws, Richard S. Rofé was previously nominated to stand for election as the Class II director at CPEX’s 2010 annual meeting.  However, as of the time of this Offer, Mr. Rofé has determined not to solicit proxies in favor of his election as the Class II director at CPEX’s 2010 annual meeting.

We reserve the right, however, at any time to determine to commence a proxy solicitation for representation on CPEX’s Board of Directors. This Offer to Purchase shall be separate and apart from any solicitation of proxies in connection with representation on CPEX’s Board of Directors or otherwise. Any such solicitation (including the proxy solicitation on CPEX’s Board of Directors) will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform Deutsche Bank Trust Company Americas, the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City Time, on the next business day after the date the Offer was scheduled to expire. See “The Offer – Section 1”.

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to Deutsche Bank Trust Company Americas, the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer – Section 3 – Book-Entry Transfer”, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three-trading-day period. See “The Offer – Section 3”.

If the Distribution Date occurs, you also must tender one associated preferred stock purchase right for each share of common stock tendered in order to validly tender such shares in the Offer. See “The Offer – Section 8”.

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time until the Offer has expired, and, if we have not agreed to accept your Shares for payment by June 25, 2010, you can withdraw them at any time after such time until we accept Shares for payment. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is included. See “The Offer – Section 4”. How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Deutsche Bank Trust Company Americas while you have the right to withdraw the Shares. See “The Offer – Section 4”.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “The Offer – Section 14”.

We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with Deutsche Bank Trust Company Americas, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Deutsche Bank Trust Company Americas of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer – Section 3 – Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See “The Offer – Section 2”.

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

If, pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by Shelter Bay or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis, we currently intend, as soon as practicable after consummation of the Offer, to seek to have CPEX consummate a merger or other similar business combination with us or another subsidiary of Shelter Bay, pursuant to which each then outstanding Share not owned by Shelter Bay or us (or our respective subsidiaries) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. See “Introduction”.

If a majority of the Shares are tendered and accepted for payment, will CPEX continue as a public company?

If the merger takes place, CPEX will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the Shares, and CPEX may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See “The Offer – Section 7”.

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is successful, we currently intend, as soon as practicable after the consummation of the Offer, to seek to have CPEX consummate a merger or other similar business combination with us or another subsidiary of Shelter Bay in which each outstanding Share will be exchanged for an amount in cash per Share equal to the price per Share paid in the Offer. If the proposed second-step merger takes place, stockholders who do not tender in the Offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Shelter Bay and its subsidiaries, which may affect prices at which Shares trade. Also, as described above, CPEX may cease making filings with the SEC or being required to comply with the SEC rules relating to publicly held companies. See “The Offer – Section 7”.

Are appraisal rights available in the Offer or proposed merger?

Appraisal rights are not available in the Offer. If the proposed merger is consummated, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the proposed merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the proposed merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the proposed merger. See “The Offer – Section 15 – Appraisal Rights”.

What is the market value of my Shares as of a recent date?

On April 21, 2010, the last full trading day before the first public announcement of our offer to acquire CPEX for $16.00 per Share in cash, the last reported sales price of CPEX common stock reported on The NASDAQ Capital Market was $16.01 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

What are the U.S. federal income tax consequences of participating in the Offer?

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined in “The Offer – Section 5”), you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a preferential rate (currently 15%). See “The Offer – Section 5”. You are urged to consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call The Proxy Advisory Group, LLC®, the information agent for the Offer, at (888) 557-7699 (toll free). See the back cover of this Offer to Purchase.

To the Stockholders of CPEX Pharmaceuticals, Inc.:

INTRODUCTION

We, RSR Acquisition Company (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Shelter Bay Holdings, LLC, a New York limited liability company wholly-owned and controlled by Richard S. Rofé (“Shelter Bay”), are offering to purchase all outstanding shares of common stock (the “Common Stock”), par value $0.01 per share, of CPEX Pharmaceuticals, Inc., a Delaware corporation (“CPEX”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of June 28, 2008, between CPEX and American Stock Transfer and Trust Company, as Rights Agent, (the “Rights Agreement”), for $16.00 per Share, net to the seller in cash, without interest and less any withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to Deutsche Bank Trust Company Americas, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of The Proxy Advisory Group, LLC® (the “Information Agent”) and the Depositary incurred in connection their services in such capacities in connection with the Offer. See “The Offer – Section 16”.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the shares then owned by Shelter Bay and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) CPEX’s Board of Directors (the “CPEX Board”) redeeming the Rights or our being satisfied, in our reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the merger of CPEX and us (or one of our or Shelter Bay’s subsidiaries) as described herein (the “Proposed Merger”) (the “Rights Condition”), (iii) the CPEX Board having approved the Offer and the Proposed Merger under Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”) or our being satisfied, in our reasonable discretion, that Section 203 is inapplicable to the Offer and the Proposed Merger (the “Section 203 Condition”), (iv) the Purchaser entering into a definitive agreement with Cowen Healthcare Royalty Partners, L.P. (“Cowen”) regarding the financing to complete the purchase of all of the outstanding Shares (the “Cowen Financing Condition”), (v) the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the purchase of shares under this Offer having expired or been terminated as described herein (the “HSR Condition”) and (vi) CPEX not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s or Shelter Bay’s ability to acquire CPEX or otherwise diminishing the expected value to Shelter Bay of the acquisition of CPEX (the “Impairment Condition”).

As of the date of this Offer to Purchase, Shelter Bay beneficially owns 51,212 Shares, representing approximately 2.0% of the outstanding Shares. Additionally, pursuant to an option agreement (“Option Agreement”) with Arcadia Opportunity Master Fund, Ltd., a Cayman Islands exempted company (“Master Fund”), the Purchaser has a currently exercisable option to acquire (and therefore may be deemed to beneficially own) 73,367 Shares, representing approximately 2.9% of the outstanding Shares.  According to CPEX’s Definitive Proxy Statement on Schedule 14A, there were (i) 2,544,687 Shares issued and outstanding as of April 6, 2010 and (ii) outstanding options to purchase approximately 509,925 Shares as of December 31, 2009. For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options are presently exercisable.

The purpose of the Offer is to acquire control of, and the entire equity interest in, CPEX. We currently intend, as soon as practicable after consummation of the Offer, to seek to have CPEX consummate the Proposed Merger, pursuant to which each then outstanding Share (other than Shares held by Shelter Bay and its subsidiaries, Shares held in the treasury of CPEX, Shares held by subsidiaries of CPEX, if any, and Shares held by CPEX’s stockholders who have perfected their appraisal rights in accordance with Section 262 of the DGCL) would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Proposed Merger, CPEX would be a wholly-owned subsidiary of Shelter Bay.

Pursuant to the CPEX Amended and Restated Bylaws (“Bylaws”), Richard S. Rofé was previously nominated to stand for election as the Class II director at CPEX’s 2010 annual meeting.  However, as of the time of this Offer, Mr. Rofé has determined not to solicit proxies in favor of his election as the Class II director at CPEX’s 2010 annual meeting. We reserve the right, however, at any time to determine to commence a proxy solicitation for representation on CPEX’s Board of Directors if we determine it to be in our best interests to do so.

Whether or not we propose a merger or other similar business combination with CPEX we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the CPEX Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the CPEX Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the CPEX Board. We reserve the right to seek the removal without cause of any or all of CPEX’s directors and to seek to call a special meeting of CPEX’s stockholders in order to act on proposals to be determined.

We expect that our designees, subject to their fiduciary duties under applicable law, would cause the CPEX Board to:

•	amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

•	approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition and the Certificate Condition; and

•	take any other actions necessary to cause to permit the Proposed Merger to be consummated.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with us seeking representation on CPEX’s Board of Directors. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission (the “SEC”).

On May 6, 2010, CPEX issued a press release in which it stated that its board of directors unanimously recommended that CPEX stockholders reject the Offer made by the Purchaser on April 22, 2010 to acquire CPEX for a purchase price in cash of $16.00 per Share and not tender their Shares in the Offer and withdraw any previously tendered Shares.

Shelter Bay, Mr. Rofé and the Purchaser are seeking, and intend to continue to seek, to negotiate a business combination with CPEX. Subject to applicable law, Shelter Bay, Mr. Rofé and the Purchaser reserve the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Proposed Merger), including upon entering into a merger agreement with CPEX, or to negotiate a merger agreement with CPEX not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Shelter Bay, Mr. Rofé, the Purchaser and CPEX.

In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.  Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously withdrawn in accordance with “The Offer – Section 4”. “Expiration Date” means 5:00 p.m., New York City Time, on Monday, May 24, 2010, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer – Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Cowen Financing Condition, the HSR Condition and the Impairment Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer – Section 4”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering a similar number of Rights. If, however, the Rights detach, tendering stockholders will be required to deliver Rights certificates with the Common Stock (or confirmation of book-entry transfer, if available, of such Rights).

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

“Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer – Section 4”. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, in our sole discretion, but are not obligated to, include a subsequent offering period of at least three business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may include a Subsequent Offering Period so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) we immediately accept and promptly pay for all securities validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We have received a list of registered stockholders from CPEX pursuant to a request made under Section 220 of the DGCL.  We have mailed the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials to each holder appearing on the list of registered stockholders we received from CPEX. In addition, the Information Agent has forwarded the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials to stockholders not on the list received from CPEX, but who have contacted the Information Agent to inquire about the Offer and who furnished their mailing address information to the Information Agent.

2.  Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn, promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer – Section 14” have not been satisfied or if any event specified in such section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer – Section 14”. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Section 3”)) and, if the Distribution Date (as defined below) occurs, certificates for Rights (or a confirmation of book-entry transfer, if available, of such Rights into the Depositary’s account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer – Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. If there is a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

3.  Procedure for Tendering Shares.

Valid Tender of Shares.  In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares (including, if the Distribution Date occurs, certificates for the Rights) to be tendered or delivery of such Shares (including, if the Distribution Date occurs, such Rights) pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii)
the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding.  To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in “The Offer – Section 5”) should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in “The Offer – Section 5”) should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding, see “The Offer – Section 5”.

Appointment of Proxy.  By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of CPEX’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CPEX’s stockholders.

Determination of Validity.  Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Shelter Bay, Mr. Rofé or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 25, 2010, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer – Section 3” at any time before the Expiration Date.

If we include a Subsequent Offering Period (as described in more detail in “The Offer – Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.  U.S. Federal Income Tax Consequences.

The following is a general summary of material U.S. federal income tax consequences to stockholders of CPEX whose shares are tendered and accepted for payment pursuant to the Offer. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.

This discussion is limited to stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a stockholder’s particular circumstances. This discussion also does not address all U.S. federal income tax considerations that may be relevant to stockholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, partnerships and other pass-through entities, “controlled foreign corporations”, “passive foreign investment companies”, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. Finally, this discussion does not address the U.S. federal income tax consequences to stockholders who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

For purposes of the Offer, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer, a “Non-U.S. Holder” is generally a person or entity that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

You are urged to consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

Consequences of the Offer.  The receipt of cash for shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a preferential rate (currently 15%). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  Payments made to U.S. Holders pursuant to the Offer will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Consequences of the Offer.  A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the receipt of cash for Shares pursuant to the Offer provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Unless an applicable tax treaty provides otherwise, gains described in (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States. Gains described in (ii) above will generally be subject to U.S. federal income tax at a flat rate of 30%, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding.  Payments made to Non-U.S. Holders pursuant to the Offer may be subject to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, Non-U.S. Holders should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.  Price Range of Shares; Dividends.

The Shares are listed and principally traded on The NASDAQ Capital Market under the symbol “CPEX”. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on The NASDAQ Capital Market, as reported in published financial sources.  Prior to July 1, 2008, there was no established trading market for the Shares.

	High	Low
Calendar Year 2008:
Third Quarter	$19.98	$9.17
Fourth Quarter	19.77	7.49
Calendar Year 2009:
First Quarter	$12.58	$5.90
Second Quarter	11.54	6.76
Third Quarter	11.00	8.23
Fourth Quarter	12.75	8.00
Calendar Year 2010:
First Quarter	$17.42	$11.02
Second Quarter (through April 21, 2010)	17.49	15.11

Since it commenced trading on an established market, CPEX has never paid a dividend and in its Quarterly Report on Form 10-Q for the period ended September 30, 2009, CPEX stated that it does not expect to declare dividends in the future.

On April 21, 2010, the last trading day before the first public announcement of our offer to acquire CPEX for $16.00 per Share in cash, the last reported sale price of the Shares on The NASDAQ Capital Market was $16.01 per Share. You are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Proposed Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Proposed Merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing.  The Shares are listed on The NASDAQ Capital Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on The NASDAQ Capital Market and may delisted from The NASDAQ Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on The NASDAQ Capital Market, the market for the Shares could be adversely affected. According to The NASDAQ Capital Market’s published guidelines, the Shares would not meet the criteria for continued listing on The NASDAQ Capital Market if, among other things, the total number of holders of Shares fell below 300, or (iii) the number of publicly held Shares (exclusive of holdings (direct or indirect) of officers or directors of CPEX and any person who is the beneficial owner of more than 10% of the total outstanding Shares) fell below 500,000. If the Shares are not delisted prior to the Proposed Merger, we intend to delist the Shares from The NASDAQ Capital Market promptly following consummation of the Proposed Merger.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of CPEX to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by CPEX to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of CPEX and persons holding “restricted securities” of CPEX may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing on the NASDAQ. We intend to seek to cause CPEX to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning CPEX.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning CPEX contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Shelter Bay, the Purchaser, Mr. Rofé, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by CPEX to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Shelter Bay, the Purchaser, Mr. Rofé, the Information Agent or the Depositary. Shelter Bay, the Purchaser, Mr. Rofé, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to CPEX’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “CPEX 10-K”), CPEX became a publicly traded company on July 1, 2008. The principal executive offices of CPEX are located at 2 Holland Way, Exeter, New Hampshire 03833-2937 and its telephone number is (603) 658-6100. According to CPEX’s 10-K, CPEX is an emerging specialty pharmaceutical company in the business of development, licensing and commercialization of pharmaceutical products utilizing its validated drug delivery technology. CPEX has U.S. and international patents and other proprietary rights to technologies that facilitate the absorption of drugs. CPEX’s platform drug delivery technology enhances permeation and absorption of pharmaceutical molecules across the skin, nasal mucosa and eye through formulation development with proprietary molecules such as CPE-215. CPEX has licensed an application of its proprietary CPE-215 drug delivery technology to Auxilium, which led to the launch of Testim in the United States in February 2003, the first product incorporating CPEX’s CPE-215 drug delivery technology. CPEX has additional licensed applications and is in discussions with other pharmaceutical and biotechnology companies to form additional strategic alliances to facilitate the development and commercialization of other products using CPEX’s drug delivery technologies.

Preferred Stock Purchase Rights.  The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as Exhibit 4.1 to CPEX’s Amendment No. 4 to Form 10 filed with the SEC on May 30, 2008.

On June 28, 2008, pursuant to the Rights Agreement, the CPEX Board declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on June 23, 2008 (the “Record Date”). Each Right entitles the registered holder thereof to purchase from CPEX one one-thousandth (1/1,000th) of a share of Series A preferred stock, par value $0.01 per share (the “Preferred Stock”) (or in certain circumstances, cash, property or other securities of CPEX), at a purchase price of $100.00, subject to adjustment as provided in the Rights Agreement (the “Purchase Price”). In addition, one Right will automatically attach to each Share issued between the Record Date and the Distribution Date (as defined below).

Initially, the Rights were evidenced by the certificates representing Common Stock, and no separate Rights certificates were distributed. The Rights Agreement provides that, in general, the Rights will separate from the shares of Common Stock and become exercisable upon the earlier of (i) ten calendar days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the “Stock Acquisition Date”) and (ii) ten business days, or a later date as is determined by the CPEX Board, after the date that a tender offer or exchange offer by any person or group of affiliated or associated persons is first published or sent or given within the meaning of Rule 14d-2(a) of the Exchange Act, if upon consummation thereof, such person or group of affiliated or associated persons would beneficially own 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”).

Pursuant to the Rights Agreement, until the Distribution Date, the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates and the surrender for transfer of any Common Stock certificates outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 12, 2018, unless earlier redeemed or exchanged by CPEX as described below.

The Rights Agreement provides that, as soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and thereafter, the separate Right certificates alone will represent the Rights. Except as otherwise provided by the Rights Agreement or determined by the CPEX Board, only shares of Common Stock that are issued prior to the Distribution Date will be issued with Rights.

In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, shares of Common Stock (or in certain circumstances, cash, property or other securities of CPEX) having a value equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of such an event or any other Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

After the Stock Acquisition Date, in the event that (i) CPEX consolidates with, or merges with and into, any other person, and CPEX is not the continuing or surviving corporation, (ii) any person consolidates with, or merges with or into, CPEX, and CPEX is the continuing and surviving corporation and, in connection with such consolidation or merger, all or part of the outstanding Common Stock is changed into or exchanged for stock or other securities of any other person or for cash or any other property or (iii) CPEX sells or otherwise transfers (or one or more of its subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets, cash flow or earning power aggregating more than 50% of the assets, cash flow or earning power of CPEX and its subsidiaries (taken as a whole) to any person, proper provision will be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph and the preceding paragraph are referred to as the “Triggering Events”.

The Purchase Price payable, and the number of shares of Common Stock or other securities, cash or property issuable, upon exercise of the Rights are subject to customary adjustments from time to time to prevent dilution in the event of certain changes in the Common Stock. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to an increase or decrease of at least 1% in the Purchase Price.

In general, CPEX may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment), at any time before to the earlier of (i) the close of business on the day a person becomes an Acquiring Person and (ii) the close of business of the expiration date of the Rights. Immediately upon the action of the CPEX Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

At any time after a person becomes an Acquiring Person (but before such Acquiring Person owns 50% or more of the Shares), the CPEX Board may exchange the then outstanding and exercisable Rights (other than those owned by an Acquiring Person), for Shares, each Right being exchangeable for one share of Common Stock, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will not be entitled to any rights of a stockholder of the Company with respect to Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of CPEX, except as provided in the Rights Agreement.

Prior to the Distribution Date, CPEX and the Rights Agent may, if CPEX so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights certificates. From and after the Distribution Date, CPEX and the Rights Agent may, if CPEX so directs, supplement or amend the Rights Agreement without the approval of any holders of Rights certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, (iii) to shorten or lengthen any time period thereunder, or (iv) to change or supplement the provisions thereunder in any manner which CPEX may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Based on publicly available information, Shelter Bay, Mr. Rofé and the Purchaser believe that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Right certificates have not been issued and the Rights are evidenced by the certificates representing Common Stock. Unless the Distribution Date occurs, a tender of shares of Common Stock will include a tender of the associated Rights. If the Distribution Date does occur, you will need to tender one Right with each share of Common Stock tendered in order for such share to be validly tendered in the Offer. We will not pay any additional consideration for the tender of a Right. Unless the CPEX Board elects to redeem the Rights Agreement and, thus, terminates the Rights or amends the Rights Agreement to postpone the Distribution Date or otherwise acts to postpone the Distribution Date in accordance with the Rights Agreement, the Distribution Date will occur on the earlier of the tenth calendar day after the Stock Acquisition Date (as defined above) and the tenth business day after the date this Offer is first published or sent or given within the meaning of Rule 14d-2(a) of the Exchange Act.

Additional Information.  CPEX is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. CPEX is required to disclose in such proxy statements certain information, as of particular dates, concerning CPEX’s directors and officers, their remuneration, stock options granted to them, the principal holders of CPEX’s securities and any material interest of such persons in transactions with CPEX. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning the Purchaser, Shelter Bay and Mr. Rofé.

We are a Delaware corporation incorporated on April 13, 2010, with principal executive offices at 175 Great Neck Road, Suite 406, Great Neck, New York 11021.  The telephone number of our principal executive offices is (516) 466-5258. To date, we have engaged in no activities other than those incidental to our formation and the commencement of the Offer. The Purchaser is a wholly-owned subsidiary of Shelter Bay.

Shelter Bay is a New York limited liability company formed on August 13, 2007 with principal executive offices at 175 Great Neck Road, Suite 406, Great Neck, New York 11021.  The telephone number of our principal executive offices is (516) 466-5258. Our principal business is holding securities of CPEX.  Shelter Bay is wholly-owned and controlled by Richard S. Rofé.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each manager, director and executive officer of Shelter Bay and the Purchaser and certain other information are set forth on Schedule I hereto.

As of the date of this offer to purchase, Shelter Bay beneficially owns 51,212 Shares, representing approximately 2.0% of the outstanding Shares. Additionally, pursuant to the Option Agreement with the Master Fund, the Purchaser has a currently exercisable option to acquire (and therefore may be deemed to beneficially own) 73,367 Shares, representing approximately 2.9% of the outstanding Shares.

Shelter Bay acquired 154,158 Shares in a privately negotiated transaction with Mr. James S. Frank on February 19, 2010 at a weighted average share price of $10.799 per Share.  Since this acquisition, Shelter Bay has affected the following open market brokerage transactions:

Date of Transaction	Type of Transaction	Number of Shares Purchase/Sold	Purchase/Sale Price per Share
April 5, 2010	Sale	26,000	$ 15.8247
April 1, 2010	Sale	8,851	$ 17.18
March 23, 2010	Sale	500	$ 15.52
March 22, 2010	Sale	56,780	$ 15.99
March 19, 2010	Sale	100	$ 17.02
March 18, 2010	Sale	10,715	$ 17.0031

The Master Fund acquired the Shares subject to the Option Agreement in the following ordinary brokerage transactions:

Date of Transaction	Type of Transaction	Number of Shares Purchase/Sold	Purchase/Sale Price per Share
April 5, 2010	Sale	26,000	$15.8247
January 12, 2010	Purchase	1,903	$14.000
December 31, 2009	Purchase	5,107	$11.250
December 29, 2009	Purchase	5,700	$10.999
December 28, 2009	Purchase	20,657	$10.853
November 30, 2009	Purchase	658	$11.988
November 24, 2009	Purchase	1,300	$11.000
November 20, 2009	Purchase	4,042	$11.009
October 30, 2009	Purchase	1,227	$9.303
October 1, 2009	Sale	100	$10.000
September 15, 2009	Sale	403	$10.000
September 11, 2009	Sale	20,000	$10.332
September 4, 2009	Sale	124	$9.100
August 31, 2009	Purchase	500	$9.050
August 31, 2009	Sale	1,000	$9.200
August 27, 2009	Sale	100	$9.050
August 21, 2009	Sale	577	$8.750
August 19, 2009	Sale	223	$9.000
August 13, 2009	Sale	4,091	$9.035
August 11, 2009	Sale	35	$9.500
August 10, 2009	Sale	795	$9.500
August 7, 2009	Sale	379	$9.500
August 5, 2009	Sale	600	$9.850
July 31, 2009	Sale	300	$10.500
July 30, 2009	Sale	1,900	$10.504
July 29, 2009	Sale	2,100	$10.424
July 28, 2009	Sale	3,000	$9.973
July 27, 2009	Sale	1,000	$10.755
July 24, 2009	Sale	1,900	$10.750

Date of Transaction	Type of Transaction	Number of Shares Purchase/Sold	Purchase/Sale Price per Share
July 23, 2009	Sale	1,000	$10.500
July 22, 2009	Sale	1,515	$10.700
July 17, 2009	Sale	100	$10.450
July 15, 2009	Sale	1,000	$10.400
July 9, 2009	Sale	110	$10.450
July 7, 2009	Sale	390	$10.350
July 2, 2009	Sale	800	$10.475
June 26, 2009	Sale	185	$10.500
June 24, 2009	Sale	1,433	$10.000
June 23, 2009	Sale	1,067	$10.275
June 17, 2009	Sale	983	$9.500
June 10, 2009	Sale	500	$10.900
June 8, 2009	Sale	600	$10.442
June 5, 2009	Sale	900	$10.062
June 4, 2009	Sale	55	$10.000
June 3, 2009	Sale	100	$10.000
June 2, 2009	Sale	500	$9.750
May 29, 2009	Sale	500	$9.730
May 28, 2009	Sale	100	$9.290
May 27, 2009	Sale	200	$9.290
May 26, 2009	Sale	700	$9.310
May 19, 2009	Sale	500	$9.166
May 18, 2009	Sale	4,800	$9.084
May 14, 2009	Sale	900	$9.060
May 13, 2009	Sale	1,262	$9.191
May 13, 2009	Sale	1,000	$9.430
May 12, 2009	Sale	500	$10.296
May 11, 2009	Sale	5,000	$10.133
May 4, 2009	Sale	200	$8.750
April 30, 2009	Purchase	100	$8.000
April 28, 2009	Purchase	5,700	$7.750
April 16, 2009	Purchase	73	$7.100
April 15, 2009	Purchase	697	$7.100
April 9, 2009	Purchase	17,000	$7.100
April 8, 2009	Purchase	100,000	$7.350
April 6, 2009	Purchase	230	$7.750

No part of the purchase price or market value of these Shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Shelter Bay, the Purchaser, Mr. Rofé and, to Shelter Bay’s, the Purchaser’s and Mr. Rofé’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Shelter Bay, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of CPEX; (ii) none of Shelter Bay, the Purchaser, Mr. Rofé and, to Shelter Bay’s, the Purchaser’s and Mr. Rofé’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of Shelter Bay, the Purchaser and, to Shelter Bay’s and the Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CPEX (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Shelter Bay, the Purchaser, their subsidiaries, Mr. Rofé or, to Shelter Bay’s, the Purchaser’s and Mr. Rofé’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CPEX or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Shelter Bay, the Purchaser, their subsidiaries, Mr. Rofé or, to Shelter Bay’s, the Purchaser’s and Mr. Rofé’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CPEX or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. Source and Amount of Funds.

We will need approximately $42.56 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. Richard S. Rofé, the managing member and sole member of Shelter Bay, has entered into a commitment letter with Cowen Healthcare Royalty Partners, L.P. (“Cowen”) pursuant to which Cowen has committed to provide financing to Richard S. Rofé and his affiliates in the amount of $40 million (“Cowen Financing”) in connection with the purchase of all outstanding Shares. The remainder of the funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by an equity contribution from Mr. Rofé to the Purchaser.  Mr. Rofé will use his personal funds to make the required equity contribution.  Mr. Rofé’s liquid net worth is in excess of the equity contribution needed to make up the difference between the aggregate purchase price for all Shares in the Offer (together with all anticipated expenses of the Offer) and the $40 million to be provided pursuant to the Cowen Financing.

The financing described above will be repaid from funds generated internally by CPEX (after consummation of any merger or other business combination that may be proposed with respect to CPEX).  Specifically, Cowen will be granted a revenue interest (“Revenue Interest”) in a percentage of Net Sales of Products (as defined in, and payable under the License Agreement, dated as of May 13, 2000 by and between Auxilium A2, Inc. and Bentley Pharmaceuticals, Inc. (as amended, “License Agreement”) (filed as Exhibit 10.5 to the CPEX Form 10-K for the fiscal year ended December 31, 2008)).  The Revenue Interest will be derived from the benefits payable under Section 3.2 of the License Agreement, in each case earned from and after April 1, 2010 through the Term (as defined in the License Agreement) (collectively, “Included Products Payment”), as follows: (i) sixty-five percent (65%) of Included Products Payments related to annual Net Sales up to and including $125 million; plus (ii) ten percent (10%) of Included Products Payments related to annual Net Sales in excess of $125 million.  From and after the date, if any, on which Cowen has received a 1.75x multiple on its $40 million financing, the Revenue Interest will be reduced to ten percent (10%) of the Included Product Payments from and after such date through the remained of the Term.

Additionally, Cowen will be granted a first priority perfected lien on, and security interest in, all of the Included Products Payments, in the License Agreement and in the intellectual property and regulatory approvals, clinical data and all other assets to which CPEX has ownership or rights that underlie the Products (as defined in the License Agreement).  Cowen will also enter into an exclusive license agreement with CPEX subject only to the rights of the Licensee (as defined in the License Agreement) under the License Agreement.

It is anticipated that the documentation related to the Cowen Financing will contain representations, warranties, covenants and default events as are usual and customary in transactions of a similar type and size as the Cowen Financing.

The commitment of Cowen Healthcare Royalty Partners, L.P. is, and it is anticipated that the obligations of Cowen Healthcare Royalty Partners, L.P. to advance the Cowen Financing will be, conditioned upon, among other things, satisfactory negotiation, execution and delivery of the definitive documentation for the Cowen Financing; tender offer documents and, if applicable, documents relating to the Proposed Merger being reasonably satisfactory to Cowen Healthcare Royalty Partners, L.P; consummation of the Offer; absence of material adverse change; receipt of required approvals and consents; and delivery of certain financial statements.

A copy of Cowen’s commitment letter is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Shelter Bay and us pursuant to Rule 14d-3 under the Exchange Act on April 22, 2010.

Reference is made to such exhibit for a more complete description of the proposed terms and conditions of the Cowen Financing, and the foregoing summary of such terms and conditions is qualified in its entirety by such exhibit.

The Offer is conditioned on the Purchaser entering into a definitive agreement with Cowen regarding the Cowen Financing to complete the purchase of all of the outstanding Shares.  See “The Offer –Section 14”.

11. Background of the Offer; Other Transactions with CPEX.

Background of the Offer.

In June 2009, Mr. Rofé, in his capacity as president and portfolio manager of Arcadia Capital Advisors, LLC (“Arcadia Capital Advisors”), a Delaware limited liability company and investment manager to the Master Fund, sent several emails to Mr. John Spiegel, a CPEX Board member, which resulted in a meeting with CPEX management and Mr. Spiegel, on June 16, 2009 in Exeter, New Hampshire.  The purpose of this meeting was for Arcadia Capital Advisors to obtain a better understanding of CPEX’s strategy and to allow Arcadia Capital Advisors to provide some critical commentary on CPEX’s operating and financial results.  Arcadia Capital Advisors and CPEX management exchanged ideas and, based on what Arcadia Capital Advisors heard and understood, Arcadia Capital Advisors indicated to CPEX concerns with the continued pursuit of Nasulin development in light of the marketing challenges, regulatory approval obstacles and consistently weak results from initial studies and trials.

Mr. Rofé believed management and the director present at that meeting appreciated the concerns expressed at the June 2009 meeting, but it also appeared CPEX management did little to address or respond to Mr. Rofé or Arcadia Capital Advisors and their concerns. After reviewing CPEX’s results for the quarter ended June 30, 2009, and reported on August 5, 2009, Mr. Rofé and Arcadia Capital Advisors became increasingly concerned with the lack of progress of the Nasulin product and the continued lackluster performance of CPEX.

Because Mr. Rofé felt that the management of CPEX had failed to respond to the concerns he expressed at the meeting in June, on August 14, 2009, Arcadia Capital Advisors sent a letter to John A. Sedor, President and Chief Executive Officer of CPEX (“August Letter”).  In the August Letter, Arcadia Capital Advisors urged the CPEX Board and CPEX management to take corrective action to preserve and build shareholder value.  Based on its independent analysis, Arcadia Capital Advisors proposed the following actions be considered by the CPEX Board: (i) cease continued development of Nasulin, (ii) actively pursue the settlement of the Testim litigation, and (iii) reduce management compensation in line with revised corporate objectives.

On August 20, 2009, Mr. Sedor acknowledged in a letter (“August Response”) to Mr. Rofé that he had forwarded the August Letter to the members of the CPEX Board for their review and consideration of the proposals outlined in the August Letter.  He also noted that he expected that such proposals would be on the agenda of the CPEX Board’s next meeting and that after the CPEX Board concluded its consideration of such proposals, they would provide a response to Arcadia Capital Advisors.

On September 17, 2009, Arcadia Capital Advisors sent an email to Mr. Spiegel, to follow up on its August Letter and inquiring about a formal response from CPEX with respect to the proposals covered in such letter.

On September 20, 2009, Mr. Spiegel responded to the September 17th email, noting that the CPEX Board “seriously considered” the recommendations, but due to the material nature of them and disclosure rules, he did not think he could say more at that time.

On November 20, 2009, Arcadia Capital Advisors phoned Mr. Speigel, who had previously acted as the CPEX Board spokesperson, to request a meeting with Mr. Spiegel and Mr. McGovern, another member of the CPEX Board and the single largest shareholder of CPEX, to discuss matters which Arcadia Capital Advisors felt might involve certain conflicts between Arcadia Capital Advisors’ interests as a stockholder and CPEX’s management.  Mr. Spiegel stated in the conversation that Mr. Sedor was the “officially designated spokesperson” for CPEX and the CPEX Board and that Arcadia Capital Advisors should therefore direct all of its requests to him.

On November 23, 2009, following the directions of Mr. Spiegel, Arcadia Capital Advisors sent another letter (“November Letter”) to Mr. Sedor, with a copy to the other members of the CPEX Board, asking Mr. Sedor to schedule a meeting as soon as possible with Arcadia Capital Advisors and the independent directors of CPEX and requesting that management not be included at this time due to the sensitive nature of the subject matter to be discussed and a belief by Arcadia Capital Advisors that management’s interests on certain matters might conflict with stockholder interests.

In a December 1, 2009 letter, Mr. Sedor rejected Arcadia Capital Advisors’ overture and request for a meeting on the terms that Arcadia Capital Advisors had set forth in its November Letter.  Mr. Sedor stated that the CPEX Board had previously reviewed and considered the August Letter and CPEX’s strategy and that it was unclear from the November Letter whether Arcadia Capital Advisors had new points that it wanted to bring to the CPEX Board’s attention.  If Arcadia Capital Advisors had new points for consideration, Mr. Sedor said, he requested that Arcadia Capital Advisors provide a written statement of these concerns.  Once such concerns had been sent to CPEX, distributed to the members of the CPEX Board and reviewed by such members, Mr. Sedor stated that only then would CPEX respond to Arcadia Capital Advisors’ request to schedule a further meeting.

In a Schedule 13D filed with the SEC on January 7, 2010 (“Schedule 13D”), (i) the Master Fund, (ii) Arcadia Capital Advisors, (iii) M.D. Sass FinStrat Arcadia Capital Holdings, LLC, a Delaware limited liability company and managing member of Arcadia Capital Advisors (“M.D. Sass Finstrat”), (iv) Mr. Rofé and (v) Mr. James S. Frank, an interested party (collectively, the “Initial Reporting Persons”) disclosed that as a group, they beneficially owned 307,622 Shares (or approximately 12.1% of the then outstanding Shares of CPEX).  The Initial Reporting Persons disclosed that Mr. Rofé intended to commence a tender offer for 100% of the outstanding Shares not already owned by the Reporting Persons, at a price of $14.00 per share (the “Contemplated Purchase Price”). The Contemplated Purchase Price represented a 29% premium to the Issuer’s 20-day volume weighted average price (“VWAP”), a 30% premium to the Issuer’s 60-day VWAP and a 32% premium to the Issuer’s 90-day VWAP (in each case starting with the date prior to the date of filing of the Schedule 13D).

After the filing of the Schedule 13D, Mr. Rofé and his advisors made several attempts to contact and request a meeting with Mr. Sedor to fully explain the detailed terms behind the contemplated tender offer described in the Schedule 13D.  In an attempt to schedule a meeting, on January 15, 2010, Mr. Bienvenu, one of Mr. Rofé’s advisors, flew to San Francisco where Mr. Sedor was located at that time.  Mr. Bienvenu spent approximately 25 minutes with Mr. Sedor.  At this meeting Mr. Sedor promised to set a date to meet with Mr. Rofé to discuss details related to Mr. Rofé’s contemplated tender offer; however, no such follow up action from Mr. Sedor ever occurred.  Over the next two weeks, Mr. Rofé and his advisors made several other attempts to arrange meetings with Mr. Sedor, all to no avail.

On January 14, 2010, the Master Fund sent CPEX two letters.  The Master Fund’s first letter provided the requisite notice under the Bylaws and detailed the Master Fund’s proposals to be brought forward at CPEX’s 2010 Annual Meeting of Stockholders (“Corporate Proposal Letter”).   The proposals included, among other things, a declassification of the CPEX Board and an expansion of the CPEX Board from five to eleven members.

The second letter sent by the Master Fund on January 14, 2010, provided the requisite notice under the Bylaws related to the nomination of directors for election to the CPEX Board (“Nomination Letter”).  The Master Fund nominated, and notified CPEX of its intent to nominate, each of Mr. Rofé; Mr. Robert J. Hariri, MD, PhD; Christopher Boies; John S. Althaus; A. Joseph Rudick, MD; and James H. Dennedy (collectively, “Master Fund Nominees”).  The Master Fund requested that the CPEX Board take immediate action to increase the size of the CPEX Board from five to eleven members and to fill the vacancies with the six Master Fund Nominees.  As an alternative course of action (in the event that the CPEX Board elected not to take the action specified above), the Master Fund would submit a set of proposals (detailed in the Corporate Proposal Letter) for the 2010 CPEX Annual Meeting of Stockholders which would collectively provide for the CPEX shareholders to vote to authorize, among other things, a declassification of the CPEX Board and an expansion of the CPEX Board from five to eleven members, all of which would be up for election at the 2010 Annual Meeting.  The Master Fund also stated that, at a minimum, it was nominating Mr. Rofé to fill the Class II director seat that is up for election at the 2010 Annual Meeting.

On January 27, 2010, Mr. Sedor sent Mr. Rofé a letter characterizing the recent calls, emails and faxes received by him and other members of the CPEX Board related to requests for meetings as “badgering and threatening.”  Mr. Sedor stated that the CPEX Board had interviewed and hired advisors to assist in the process of gathering and analyzing the appropriate information on various alternatives available to CPEX.  Mr. Sedor stated that the CPEX Board was “expeditiously” considering the tender offer and would “promptly contact” Mr. Rofé upon conclusion of its decision-making process.

In response to Mr. Sedor’s January 27th letter, on January 28, 2010, Mr. Rofé sent a letter to Mr. Sedor questioning the recent actions taken by CPEX.  Specifically, Mr. Rofé questioned whether the continued refusal to entertain a meeting with Arcadia Capital Advisors constituted a breach of fiduciary duties by the CPEX Board.  Mr. Rofé also questioned how Mr. Sedor could make an informed and deliberate decision in the absence of details of Mr. Rofé’s proposal.  Mr. Rofé further expressed his belief that the rush to hire bankers and advisors to determine what, if anything, CPEX would do, without any details of Mr. Rofé’s proposal was haphazard and evidenced a lack of management leadership, and as such is characteristic of how CPEX has been run under Mr. Sedor’s tenure.  Mr. Rofé requested that the CPEX Board waive the applicability of the Rights Agreement in order to proceed in an amicable manner and to allow CPEX stockholders to directly consider the proposed tender offer described in the Schedule 13D.  However, Mr. Rofé stated that he reserved the right to take his case directly to CPEX stockholders through other means, possibly through soliciting proxies in connection with CPEX’s 2010 annual meeting to seek representation on or take control of the CPEX Board.

On January 29, 2010, the Master Fund sent a demand letter to CPEX demanding, pursuant to Section 220 of the DGCL, that the Master Fund be permitted to inspect certain of CPEX’s books, records and documents (“Section 220 Demand”).

In a letter dated February 3, 2010, CPEX refused the Master Fund’s Section 220 Demand.

In Amendment No. 4 to the Schedule 13D filed with the SEC on February 10, 2010, the Initial Reporting Persons stated that they intended to reduce their collective beneficial ownership of Shares to below 10% of the outstanding Shares, through sales on the open market beginning approximately two business days after the filing date of Amendment No. 4.  The Initial Reporting Persons also disclosed that Mr. Frank intended to sell the entirety of his remaining Shares to Mr. Rofé, at Mr. Frank’s cost in such Shares.

On February 17, 2010, the Master Fund delivered a letter to CPEX whereby the Master Fund (i) formally withdrew the Corporate Proposal Letter previously sent on January 14, 2010, (ii) formally withdrew its nominations of all of the Master Fund Nominees other than Mr. Rofé under the Nomination Letter previously sent on January 14, 2010, and (iii) reaffirmed its nomination of Mr. Rofé under the Nomination Letter.

As disclosed above in “The Offer – Section 9”, on February 19, 2010, in a privately negotiated transaction Shelter Bay acquired 154,158 Shares from Mr. Frank at Mr. Frank’s cost.  In connection with this transaction, Shelter Bay became a reporting person and Mr. Frank no longer had a filing obligation under Section 13 of the Exchange Act.  Also on this date, the Initial Reporting Person filed Amendment No. 5 to the Schedule 13D reporting that they had reduced their collective beneficial ownership of Shares below 10% of the outstanding Shares.

On February 22, 2010, the Master Fund delivered to CPEX a letter dated February 19, 2010, whereby the Master Fund supplemented and re-submitted its original Section 220 Demand.

Following clarification of certain details by each party’s outside counsel, on March 15, 2010, CPEX delivered the certified list of CPEX stockholders to the Master Fund’s designated agent.

In a series of sales starting on March 18, 2010, through April 5, 2010, Shelter Bay and the Master Fund sold a combined 128,946 Shares to take their collective beneficial ownership in CPEX to 4.9% of the then issued and outstanding Shares.

During this same time period, on March 17, 2010, CPEX reported the failed results of its Phase 2a clinical trials of Nasulin. On March 18, 2010, CPEX filed its preliminary proxy statement with the SEC, naming a new CPEX Board candidate for shareholders to consider whilst retaining its classified board structure.

In response to this information, on March 19, 2010, Mr Rofé issued a press release citing CPEX’s failed Phase 2a Nasulin trial results as further evidence that the strategy shift that Mr Rofé so clearly saw and requested as early as June 2009 was in fact validated.

On March 29, 2010, CPEX released its 10-K, reporting, among other things, dismal operating performance and continued degradation of shareholder value with a growing accumulated loss since becoming a separate, public company in July 2008.

On April 12, 2010, CPEX announced the discontinuation of additional investment in and pursuit of Nasulin as a drug candidate. In an apparent attempt to divert attention from this strategic failure, CPEX also issued an open letter to shareholders on April 12th offering misleading information about the events surrounding Mr. Rofé’s efforts to improve CPEX’s business and corporate governance.

On April 13, 2010, Mr Rofé issued a response to the misleading and disparaging statements contained in CPEX’s open letter of April 12.  Mr. Rofe believes that the CPEX Board and management have continued to ignore the suggestions of one of the company’s largest shareholders with respect to strategies for preserving and increasing shareholder value, and instead have acted in their own best interests to protect their positions and their salaries while wasting corporate assets and dissipating shareholder value.  Mr. Rofé believes that the Offer represents an opportunity for shareholders to recognize the cash value of their investment in CPEX in the near term, before that value is further eroded by a self-interested and unresponsive board and management.

12. Purpose of the Offer; Plans for CPEX; Statutory Requirements; Approval of the Merger.

Purpose of the Offer; Plans for CPEX.  The purpose of the Offer is to acquire control of, and the entire equity interest in, CPEX. We currently intend, as soon as practicable after consummation of the Offer, to seek to have CPEX consummate the Proposed Merger, pursuant to which each then outstanding Share not owned by Shelter Bay or the Purchaser (or their subsidiaries) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Under the DGCL, if we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Proposed Merger by CPEX’s stockholders. Approval of a merger pursuant to the DGCL requires the affirmative vote of holders of a majority of the outstanding Shares. If the Section 203 Condition is not satisfied but we elect to consummate the Offer, Section 203 could significantly delay our ability to consummate the Proposed Merger. See “Statutory Requirements; Approval of the Merger” below.

If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in CPEX, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

Pursuant to the Bylaws, Richard S. Rofé was previously nominated to stand for election as the Class II director at CPEX’s 2010 annual meeting.  However, as of the time of this Offer, Mr. Rofé has determined not to solicit proxies in favor of his election as the Class II director at CPEX’s 2010 annual meeting. We reserve the right, however, at any time to determine to commence a proxy solicitation for representation on CPEX’s Board of Directors if we determine it to be in our best interests to do so.

Whether or not we propose a merger or other similar business combination with CPEX we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the CPEX Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the CPEX Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the CPEX Board. We reserve the right to seek the removal without cause of any or all of CPEX’s directors and to seek to call a special meeting of CPEX’s stockholders in order to act on proposals to be determined.

We expect that our designees, subject to their fiduciary duties under applicable law, would cause the CPEX Board to:

•	amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

•	approve the Offer and the Proposed Merger, or otherwise act to satisfy the Section 203 Condition and the Certificate Condition; and

•	take any other actions necessary to cause to permit the Proposed Merger to be consummated.

If the Shares are not delisted prior to the Proposed Merger, we intend to cause the delisting of the Shares by The NASDAQ Capital Market promptly following consummation of the Offer. We intend to seek to cause CPEX to terminate registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration, including the delisting of the Shares, are met. See “The Offer – Section 7”.

In connection with the Offer, Shelter Bay, Mr. Rofé and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of CPEX. In addition, if and to the extent that the Purchaser acquires control of CPEX or otherwise obtains access to the books and records of CPEX, Shelter Bay, Mr. Rofé and the Purchaser intend to conduct a detailed review of CPEX and its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in CPEX’s business, facility locations, corporate structure, rationalization of employment and cost levels, product development, marketing strategies, capitalization, management or dividend policy.

Shelter Bay, Mr. Rofé and the Purchaser are prepared to make appropriate divestitures in connection with obtaining the regulatory approvals required for the consummation of the Offer, none of which divestitures we expect will be material.

If we acquire control of CPEX, we currently intend that, prior to our acquisition of the entire equity interest in CPEX or the consummation of the Proposed Merger, no dividends will be declared on the Shares.

Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving CPEX or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the CPEX Board or management, any material change in CPEX’s indebtedness, capitalization or dividend rate or policy or any other material change in CPEX’s corporate structure or business.

Statutory Requirements; Approval of the Proposed Merger.  Under the DGCL, if the Section 203 Condition is satisfied, the Proposed Merger would require the approval of the CPEX Board and the holders of a majority of the outstanding Shares. In addition, under the DGCL, if such conditions are satisfied and we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve the Proposed Merger without a vote of the CPEX Board or other stockholders.

If the Section 203 Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Section 203 could significantly delay our ability to acquire the entire equity interest in CPEX. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the CPEX Board approves the Offer or the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of CPEX).

We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with CPEX. We believe we would be able to cause the consummation of such a merger or other business combination if we own a majority of the outstanding Shares and (i) such merger or other business combination is approved by the CPEX Board and authorized at an annual or special meeting of stockholders of CPEX, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding Shares not owned by us or our affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the date we became an interested stockholder.

On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with CPEX for any period of time, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by CPEX. We have not determined whether we would take any of the actions described above under such circumstances.

The exact timing and details of any merger or other similar business combination involving CPEX will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. Although we currently intend to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions CPEX may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of CPEX or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to propose a merger or other similar business combination with CPEX or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value that is greater than or less than the amount referred to above.

The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, CPEX (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under “The Offer – Section 14”, we may make such adjustments in the offer price and other terms of the Offer and the Proposed Merger as we deem appropriate to reflect such split, combination or other change including the number or type of securities offered to be purchased.  Any such adjustment will be followed by an extension of the Offer, to the extent necessary, in accordance with Rule 14e-1(b) under the Exchange Act (relating to the Purchaser’s obligation to keep the tender offer open for at least ten business days from the date that notice of such adjustment in is first published or sent or given to security holders).

If, on or after the date of this Offer to Purchase, CPEX declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares or Rights, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on CPEX’s stock transfer records, then, subject to the provisions of “The Offer – Section 14”, (i) the offer price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Cowen Financing Condition, the HSR Condition or the Impairment Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase, and before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:

(i) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving CPEX, (b) seeking to obtain material damages in connection with, or otherwise directly or indirectly relating to, the transactions contemplated by the Offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or those of CPEX or any of our or CPEX’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or those of CPEX or any of our or CPEX’s respective subsidiaries or affiliates or seeking to impose any limitation on our or any of our subsidiaries’ or affiliates’ ability to conduct such businesses or own such assets, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to CPEX’s stockholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any merger or other business combination involving CPEX, (g) adversely affecting the financing of the Offer or any merger or other business combination involving CPEX or (h) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of CPEX or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

(ii) any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to Shelter Bay, the Purchaser or any of their subsidiaries or affiliates, the Offer, the acceptance for payment of or payment for Shares, or any merger or other business combination involving CPEX, by any court, government or governmental authority or agency, domestic, foreign or supranational (other than the application of the waiting period provisions of the HSR Act to the Offer, if applicable, or to any such merger or other business combination), that, in our reasonable judgment, does or may, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (i) above; or

(iii) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of CPEX or any of its affiliates that, in our reasonable judgment, is or may be materially adverse to CPEX or any of its affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of CPEX or any of its affiliates or the value of the Shares to us or any of our affiliates; or

(iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on April 15, 2010, (c) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of CPEX and its subsidiaries, taken as a whole, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States dollars or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing as of the close of business on April 15, 2010, a material acceleration or worsening thereof; or

(v) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including CPEX or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of CPEX (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of CPEX (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on April 15, 2010, (b) any such person or group which, prior to April 15, 2010, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of CPEX, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of CPEX constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving CPEX or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire CPEX or any assets or securities of CPEX; or

(vi) CPEX or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect on December 31, 2009, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of CPEX, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of CPEX (other than a distribution of the Rights certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect prior to the date of this Offer to Purchase), (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second-step merger described herein), (g) authorized, recommended, proposed or announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of CPEX or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed or announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of CPEX or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (i) adopted, entered into or amended any employment, severance, change of control, retention or other similar agreement, arrangement or plan with or for the benefit of any of its officers, directors, employees or consultants or made grants or awards thereunder, in each case other than in the ordinary course of business or adopted, entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to officers, directors, employees or consultants as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business combination involving CPEX (including, in each case, in combination with any other event such as termination of employment or service), (j) except as may be required by law, taken any action to terminate or amend or materially increase liability under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of CPEX or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced, (k) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business, or (l) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that CPEX or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, the CPEX Certificate or bylaws (or other similar constituent documents) which has not been previously disclosed (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed second-step merger described herein); or

(vii) we become aware (a) that any material contractual right of CPEX or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of CPEX or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving CPEX or (b) of any covenant, term or condition in any instrument or agreement of CPEX or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of CPEX or any of its affiliates or the value of the Shares to us or any of our affiliates (including any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of a merger or other similar business combination involving CPEX); or

(viii) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with CPEX providing for a merger or other similar business combination with CPEX or any of its subsidiaries or the purchase of securities or assets of CPEX or any of its subsidiaries, or we and CPEX reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(ix) CPEX or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving CPEX or any of its subsidiaries or the purchase of securities or assets of CPEX or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including a right to acquire or receive any Shares or other securities, assets or business of CPEX or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(x) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in “The Offer – Section 15 – Certain Legal Matters; Regulatory Approvals”) shall not have been obtained on terms satisfactory to Shelter Bay and the Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired.

The foregoing conditions are for the sole benefit of Shelter Bay, Mr. Rofé, the Purchaser and their affiliates and may be asserted by us, Shelter Bay or Mr. Rofé in our sole discretion regardless of the circumstances giving rise to any such conditions or may be waived by us in our sole discretion in whole or in part at any time or from time to time before the Expiration Date. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, subject to the Offer remaining open for a prescribed period of time following the waiver of a material condition as required by the rules and regulations of the SEC. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

15. Certain Legal Matters; Regulatory Approvals.

General.  Based on our examination of publicly available information filed by CPEX with the SEC and other publicly available information concerning CPEX, we are not aware of any governmental license or regulatory permit that appears to be material to CPEX’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes”, such approval or other action will be sought. Except as described below under “Antitrust”, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to CPEX’s business or certain parts of CPEX’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer – Section 14”.

Delaware Business Combination Statute.  CPEX is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving CPEX. For a discussion of the provisions of Section 203, see “The Offer – Section 12”.

Other State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. CPEX, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and CPEX, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and CPEX, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer – Section 14”.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer may be subject to such requirements.

If applicable, pursuant to the requirements of the HSR Act, we plan to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible after the date hereof. As a result, the waiting period, if applicable, to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City Time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City Time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period, if applicable, will be extended until 11:59 p.m., New York City Time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See “The Offer – Section 14”. Subject to certain circumstances described in “The Offer – Section 4”, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or CPEX’s substantial assets. Private parties and individual states may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer – Section 14” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with the Offer, Shelter Bay, Mr. Rofé and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Proposed Merger while such discussions are ongoing.

The Offer and Proposed Merger may be subject to antitrust filings in other countries in addition to the United States. We believe that any required approvals or clearances will be obtained, but there can be no assurance that all such approvals or clearances will be obtained.

Appraisal Rights.  You do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, stockholders of CPEX who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Proposed Merger, neither vote in favor of the Proposed Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Proposed Merger. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Other.  Based upon our examination of publicly available information concerning CPEX, it appears that CPEX and its subsidiaries have patents and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer – Section 14”.

Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning CPEX and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16. Fees and Expenses.

We have retained The Proxy Advisory Group, LLC® to act as the Information Agent and Deutsche Bank Trust Company Americas to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Shelter Bay or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer – Section 9” of this Offer to Purchase.

RSR ACQUISITION COMPANY

April 22, 2010

                                                                     SCHEDULE I

MANAGERS, DIRECTORS AND EXECUTIVE OFFICERS OF
SHELTER BAY AND THE PURCHASER

MANAGERS AND EXECUTIVE OFFICERS OF SHELTER BAY

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager and executive officer of Shelter Bay are set forth below. The business address of each director and officer is care of Shelter Bay Holdings, LLC, 175 Great Neck Road, Suite 406, Great Neck, New York 11021.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Shelter Bay. None of the managers and officers of Shelter Bay listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Except as noted below, all managers and officers listed below are citizens of the United States. Managers are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Richard S. Rofé
Richard S. Rofé is the President and Portfolio Manager of Arcadia Capital Advisors, LLC.  Before forming Arcadia Capital Advisors, Mr. Rofé was a successful entrepreneur with multiple successes in founding, growing, financing and selling companies in a variety of industries.  Notably, Mr. Rofé founded Wow Wings® which he grew nationally before licensing the brand to Tyson Foods (NYSE: TSN) and Pilgrim’s Pride Corp (NYSE: PPC).  Alongside other entrepreneurial ventures, in 1999 Mr. Rofé founded DataBites, Inc., a computer software company that won various industry awards including “Best of Show” at Internet World 2000. After successfully selling DataBites, Inc. to divine, Inc. (NASDAQ: DVIN) in May 2001 Mr. Rofé joined the company’s M&A group as Executive VP. During his tenure at divine the M&A team acquired over 30 companies in less than 2 years. Mr. Rofé was contractually bound to divine, Inc. until February 2003. Post divine and prior to Arcadia Capital Advisors, Mr. Rofé co-founded two activist investment advisory firms which generated ideas and strategies in the micro and small cap space for large hedge fund clients. Mr. Rofé is a graduate of the George Washington University.

Ownership of CPEX Securities.

As of the date of this offer to purchase, Shelter Bay beneficially owns 51,212 Shares, and, pursuant to the Option Agreement with the Master Fund, the Purchaser has a currently exercisable option to acquire (and therefore may be deemed to beneficially own) 73,367 Shares.  Under SEC rules, as the managing member of Shelter Bay, Mr. Rofé may be deemed to beneficially own the Shares held by Shelter Bay.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of RSR Acquisition Company, 175 Great Neck Road, Suite 406, Great Neck, New York 11021. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Purchaser. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Richard S. Rofé
Richard S. Rofé is the President and Portfolio Manager of Arcadia Capital Advisors, LLC.  Before forming Arcadia Capital Advisors, Mr. Rofé was a successful entrepreneur with multiple successes in founding, growing, financing and selling companies in a variety of industries.  Notably, Mr. Rofé founded Wow Wings® which he grew nationally before licensing the brand to Tyson Foods (NYSE: TSN) and Pilgrim’s Pride Corp (NYSE: PPC).  Alongside other entrepreneurial ventures, in 1999 Mr. Rofé founded DataBites, Inc., a computer software company that won various industry awards including “Best of Show” at Internet World 2000. After successfully selling DataBites, Inc. to divine, Inc. (NASDAQ: DVIN) in May 2001 Mr. Rofé joined the company’s M&A group as Executive VP. During his tenure at divine the M&A team acquired over 30 companies in less than 2 years. Mr. Rofé was contractually bound to divine, Inc. until February 2003. Post divine and prior to Arcadia Capital Advisors, Mr. Rofé co-founded two activist investment advisory firms which generated ideas and strategies in the micro and small cap space for large hedge fund clients. Mr. Rofé is a graduate of the George Washington University.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Deutsche Bank Trust Company Americas

By Regular, Registered or Certified Mail:	By Facsimile or Electronic Mail (for Eligible Institutions Only):	By Hand or Overnight Delivery:
17 Battery Place 8th Floor South Building New York, New York 10004-1123	(615) 866-3889 DB.Reorg@db.com	17 Battery Place 8th Floor South Building New York, New York 10004-1123
For Information (800) 735-7777

Questions or requests for assistance may be directed to the Information Agent at its telephone number or address set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

The Proxy Advisory Group, LLC®

18 East 41st Street
Suite 2000
New York, New York 10017
Toll Free: (888) 557-7699